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EXHIBIT 99

CONTACTS:	James A. Smith	James R. Ankner
	Chief Financial Officer	Senior Vice President
	Electronics Boutique Holdings Corp.	Fleishman Hillard
	(610) 430-8100	(212) 453-2198

ELECTRONICS BOUTIQUE WINS APPEAL OF LAWSUIT BY GAME GROUP PLC.

        WEST CHESTER, PA—February 28, 2003, Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced that its affiliates, The Electronics Boutique, Inc. and EB Services Company, LLP, prevailed in the appeal of a major civil lawsuit brought against those companies by Game Group Plc. Game Group filed the appeal in October 2002 after judgment was entered against it in the trial of the matter.

        Game Group filed suit in March 2002 in the Chancery Division of the High Court of Justice in the United Kingdom. It sought a ruling that, because of an alleged change of control of EB Services Company, it was entitled to terminate the services agreement between itself and EB Services Company that had been in effect since 1995 and that does not expire by its terms until at least 2006. Pursuant to the services agreement, EB Services Company receives significant fees for services provided to Game Group. The fees were approximately $6.0 million for the fiscal year ended February 2002 and approximately $4.2 million for the first three quarters of the fiscal year ended February 2003. In October 2002, the Chancery Division ruled that Game Group was not entitled to terminate the services agreement.

        "We are very pleased that the appellate judges confirmed the ruling of the trial court," said Jeffrey W. Griffiths, President and Chief Executive Officer of Electronics Boutique Holdings Corp.

  About Electronics Boutique Holdings Corp.

        The company is among the world's largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company currently operates 1,146 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea—primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

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ELECTRONICS BOUTIQUE WINS APPEAL OF LAWSUIT BY GAME GROUP PLC.